EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 1Q NET LOSS

CHARLOTTE, N.C. (May 21, 2020) –– The Cato Corporation (NYSE: CATO) today reported net loss of $28.4 million or ($1.19) per diluted share for the first quarter ended May 2, 2020, compared to net income of $21.3 million or $.87 per diluted share for the first quarter ended May 4, 2019.  Sales for the first quarter were $98.8 million, or a decrease of 57% from sales of $228.1 million for the first quarter ended May 4, 2019.   The Company’s same-store sales for the quarter decreased 56% to last year.

“With the health and safety of our associates and customers in mind, Cato closed its stores on March 19th, along with most non-essential retailers.  We were able to reopen approximately 700 of our 1,300 stores May 1st and hope to have the rest reopened by early June,” stated John Cato, Chairman, President, and Chief Executive Officer.  “As noted in recent business updates in regards to the coronavirus pandemic, Cato has had to make difficult decisions in an effort to sustain our business and safeguard the long-term health of our company by cutting costs across the organization, preserving cash by reducing capital expenditures, delaying or cancelling non-leased, planned new store development and suspending the quarterly dividend.”

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

Gross margin decreased 24.9% to 15.4% of sales in the quarter, due to a reduction in merchandise contribution, combined with the effects of deleveraging resulting from the sales decline related to the store closures.  SG&A expenses as a percent of sales increased 24.2% to 53.1% during the quarter primarily due to the effects of deleveraging, and a store impairment charge of $5.3 million, partially offset by reduced incentive compensation.  A pre-tax loss, coupled with the beneficial effects of the CARES Act has resulted in a $9.1 million tax benefit versus a $4.3 million expense in the prior year.  The Company ended the quarter with unrestricted cash and short-term investments of $147.8 million, including $30 million drawn on its revolving line of credit.

During the first quarter ended May 2, 2020, the Company opened 24 new stores and permanently closed 5 stores.  At the time of this press release, the Company has reopened approximately 1,175 stores in compliance with state and local health and safety guidelines, with the remainder expected to be reopened by early June.  As of May 2, 2020, the Company has 1,300 stores in 31 states, compared to 1,302 stores in 31 states as of May 4, 2019.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato,” “Versona” and “It’s Fashion.”  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results and potential impact of the coronavirus are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, prevailing social, economic, political and public health conditions and uncertainties, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, interest rates, home values, consumer net worth and the availability of credit; changes in laws or regulations affecting our business including tariffs; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; our ability to successfully open new stores as planned and our ability of any such new stores to grow and perform as expected; adverse weather, public health threats (including the global coronavirus (COVID-19) outbreak) or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A  of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED MAY 2, 2020 AND MAY 4, 2019

(Dollars in thousands, except per share data)

	Quarter Ended

	May 2,	%	May 4,	%
	2020	Sales	2019	Sales

REVENUES
Retail sales	$98,813	100.0%	$228,066	100.0%
Other revenue (principally finance,
late fees and layaway charges)	1,919	1.9%	2,285	1.0%

Total revenues	100,732	101.9%	230,351	101.0%

GROSS MARGIN (Memo)	15,216	15.4%	91,983	40.3%

COSTS AND EXPENSES, NET
Cost of goods sold	83,597	84.6%	136,083	59.7%
Selling, general and administrative	52,511	53.1%	65,990	28.9%
Depreciation	4,006	4.1%	3,843	1.7%
Interest and other income	(1,851)	-1.9%	(1,136)	-0.5%

Cost and expenses, net	138,263	139.9%	204,780	89.8%

Income (Loss) Before Income Taxes	(37,531)	-38.0%	25,571	11.2%

Income Tax (Benefit)/Expense	(9,114)	-9.2%	4,316	1.9%

Net Income (Loss)	$(28,417)	-28.8%	$21,255	9.3%

Basic Earnings Per Share	$(1.19)		$0.87

Diluted Earnings Per Share	$(1.19)		$0.87

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 2,	February 1,
	2020	2020
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$29,809	$11,824
Short-term investments	118,020	200,387
Restricted cash	3,915	3,896
Accounts receivable - net	30,462	26,088
Merchandise inventories	122,767	115,365
Other current assets	6,131	5,237

Total Current Assets	311,104	362,797

Property and Equipment – net	84,151	88,667

Noncurrent Deferred Income Taxes	8,413	8,636

Other Assets	22,759	24,073

Right-of-Use Assets, net	214,527	200,803

TOTAL	$640,954	$684,976

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$123,518	$136,153

Current Lease Liability	61,019	63,149

Noncurrent Liabilities	22,754	21,976

Lease Liability	162,011	147,184

Stockholders' Equity	271,652	316,514

TOTAL	$640,954	$684,976

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510